EXHIBIT 99.2

PRESS RELEASE

TEXAS PACIFIC LAND TRUST RESPONDS TO MERCURY LETTER

Of Tuesday, May 22

DALLAS, TX, May , 2007 - Texas Pacific Land Trust (NYSE:TPL) announced today that it had sent the following letter to Mercury Real Estate Advisors LLC ("Mercury") in response to a letter which Mercury sent to Texas Pacific:

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 1670

Dallas, Texas 75201

______

TRUSTEES:	Telephone (214) 969-5530	ROY THOMAS
Maurice Meyer III	General Agent

John R. Norris III

James K. Norwood	DAVID M. PETERSON
Assistant General Agent

May 29, 2007

VIA OVERNIGHT COURIER

Mercury Real Estate Advisors LLC

Three River Road

Greenwich, CT 06807

Attn: David R. Jarvis, Chief Executive Officer

Malcolm F. MacLean IV, President

Dear Messrs. Jarvis and MacLean:

The Trustees and I have reviewed your letter of May 22, 2007.

We acknowledge your prior and current call for increasing the number of shares repurchased by the Trust. It has always been, and continues to be, the practice of the Trustees to repurchase Texas Pacific shares on a continual basis. In making these repurchases, the Trustees balance many factors in addition to the cash on hand of the Trust, including, among other things, the price and trading volume of the shares. The Trust also has limits imposed by the securities laws on the amount and timing of repurchase. For your information, in 2007 to date, the Trust has repurchased approximately 9,300 shares at a total cost of almost $2,155,000 (averaging approximately $231 per share). The Trustees continue to seek to repurchase additional shares when appropriate given the market conditions and legal constraints.

With respect to your proposal to split the shares on a 10-for-1 basis, as we previously indicated to you, the Trustees periodically consider many alternatives as part of the routine management of the Trust. We have previously considered a stock split and continue to evaluate that action. Whether the Trustees determine to effect a stock split in the future will depend on many factors.

The Trustees expect to continue to repurchase shares and declare dividends in order to return value to the shareholders. Over the last few years, as well as over the entire life of the Trust, shareholders have realized excellent returns.

As always, we welcome your suggestions and appreciate your continued interest in Texas Pacific.

Sincerely yours,

Roy Thomas

General Agent

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

2